LOAN AGREEMENT

between

Ralf Köhler

Neuhausweg 5

8810 Horgen

(hereinafter Lender)

and

SwissLink Carrier AG

Fälmisstrasse 21

8833 Saturdays

(hereinafter referred to as Borrower)

(Lender and Borrower individually or together also party or parties)

1. LOAN

1.1 Amount
The Lender hereby grants the Borrower a loan totaling CHF 200,000.00 (Two Hundred Thousand Swiss Francs) (loan).

1.2 Interest
The loan will be at 5.00% p.a. interest rate (360/30). The interest is payable at the end of each quarter (ie 31.3., 30.6., 30.9., 31.12.).

1.3 Runtime
The loan will run from disbursement until December, 22 2020. Subject to 1.5 (mandatory early repayments), 1.6 (voluntary early repayments) and 6 (extraordinary termination).

1.4 Usability
The maximum usability of the loan is calculated as follows:
Trade receivables with a maturity of <30 days (receivables)
Less obligations from deliveries and services (accounts payable)

1.5 Mandatory early repayments
The Borrower is obliged to repay the loan to the extent in which the utilized loan exceeds the current maximum usability in accordance with Number 1.4. Mandatory early repayment of loan amounts may be claimed at a later date in the context of determining usability (Section 1.4).

1.6 Voluntary early repayment
The Borrower is entitled to repay the loan at any time in full or in installments in accordance with a notification period of thirty (30) calendar days prior to the end of a calendar month and to waive future use. An early repayment penalty of 3% of the repaid loan for the remainder of the remaining term must be paid.

1.7 Use of funds (purpose of financing)
The Borrower has to use the loan exclusively to finance the working capital.

1.8 Payout
The loan is disbursed within the scope of the determination of usability (Section 1.4) after fulfilment of the precedent conditions according to Number 1.10, within five (5) bank working days after receipt and examination of the drawing request in accordance with Form and Content in Annex 1.9 to an account determined by the Borrower. A drawdown which does not comply with the provisions of the usability provisions (section 1.4) is automatically null and void.

1.9 Conditions
The payment according to section 1.9 is subject to the following suspensive conditions:
a) No existence of an extraordinary reason for termination in accordance with Section 6;
b) No significant deterioration in the financial, operational, legal or economic situation of the borrower (including subsidiaries) since November 1, 2018.

2. REPRESENTATIONS (WARRANTY)

The Borrower assures by signing this contract:

a) The Borrower is properly constituted by signing this contract and the Borrower does not have a shortfall within the meaning of Article 725 (2). 1 OR and no over-indebtedness within the meaning of Art. 725 para. 2 CO.

b) the Borrower does not provide any collateral or similar in favor of third parties or shareholders;

c) there is no extraordinary reason for termination pursuant to section 6;

d) no legal or administrative disputes are threatened or pending with the Borrower;

e) all contracts of the Borrower with group companies, shareholders or employees are concluded on conditions that withstand third-party comparison (ie at arm's length);

f) the Borrowers in breach of any contractual obligations to third parties or shareholders, or is in default in this regard;

g) the Borrower's annual accounts as of December, 31 2017 are properly managed and correct and there are no liabilities (including contingent liabilities) that are not apparent from these annual financial statements and no assets are overvalued or liabilities are undervalued;

h) the Borrower has not made any hidden profit distributions or payments pursuant to Art. 680 CO; and

(i) all information or documents provided to the Lender concerning the Borrower in connection with this loan are true, correct and not misleading.

3. OTHER OBLIGATIONS

As long as the loan (including accrued interest and prepayment penalties) is not fully repaid, the Borrower may not perform the following acts without the Lender's prior written consent:

a) Providing loans and collateral (or similar) for the benefit of third parties, shareholders or group companies;

b) restrictions on dividend distributions from future loan contracts of group companies;

c) entering into other obligations that exceed CHF 50,000 per individual case or per year or that are not in the ordinary course of business;

d) waiver of claims;

e) dividend distributions or payments representing a hidden distribution of profits;
f) repayment of the shareholder loan if these repayments are not made within the scope of determining usability.

g) Investments totaling more than CHF 50,000 per calendar year;

h) use of the loan for another purpose (paragraph 1.8);

i) sale of a substantial part of the assets (including the transfer of contracts or out-licensing of intellectual property rights);

j) entering into contracts with group companies, shareholders or employees that do not stand up to a third-party comparison (ie at arm's length);

k) change in accounting principles and / or practice.

4. INFORMATION REQUIREMENTS

4.1 Until the loan has been fully repaid (including accrued interest and prepayment penalty), the Borrower will provide the Lender with the following documents:

a) Up to five (5) months after the end of the financial year:

- Revised balance sheet, income statement and report of the auditor of the Borrower (if necessary)

b) Up to thirty (30) calendar days after the end of the quarter:

- Unaudited quarterly statements of the Borrower including budget comparison;
- Liquidity plan for the next 3 months ("rolling cash forecast").

c) Until ten (10) calendar days after the end of the month:

- Notification of the maximum usability according to section 1.4 hereof;
- Reporting the turnover for the month in question;
- Delivery of the debtor list of all trade receivables including naming the debtors.

d) Up to thirty (30) calendar days before the beginning of the relevant financial year:

- Budget for the following financial year;
- Updated medium-term plan for the following 3 financial years.

e) At the first request of the Lender: An up-to-date list of all accounts receivables, including the names of the debtors.

4.2 In addition, the Borrower is obliged to immediately inform the Lender of material negative financial, operational, legal or economic events.

5. EXTRAORDINARY TERMINATION

The Lender is in the event of an extraordinary reason for termination according to:
(a) to (g) subsequently or during such period shall be entitled to terminate this loan agreement without notice and repayment of the entire outstanding loan amount (plus accrued interest and prepayment penalty) and payment of any other claims under this contract within five (5) days to demand since termination:

a) Default of payment (interest and / or capital payments or other payments under this contract) and expiry of a written reminder period of five (5) days;

b) Extraordinary termination of loan agreements concluded with third parties or contracts of a loan-like nature;

c) Direct or indirect changes in ownership / control over the Borrower;

d) Change in the legal or economic structure of the Borrower, e.g. by liquidation, change of corporate purpose or business, merger or restructuring;

e) Insolvency, moratorium, bankruptcy, liquidation or termination of business activities;

f) Violation of provisions of this Loan Agreement (including violation of clause 2 (assurances), clause 3 (further obligations) and clause 4 (information obligations) and after expiry of a written cure period of five (5) days.

6. OTHER PROVISIONS

6.1 Confidentiality
The parties undertake to treat all information (both written and verbal) obtained in connection with this contract and the content of the contract strictly confidential, neither to inform third parties nor to use them for their own purposes. The obligation to disclose by mandatory law or official order as well as a disclosure in the context of the enforcement of this contract, to the shareholders and / or advisors of the Lender and to financing banks and/or authorities (such as tax authorities or FINMA) is expressly reserved. This obligation to maintain secrecy continues uninterrupted even after termination of the contractual relationship.

6.2 Gross budget rule
All payments which the Borrower owes under the application of this Agreement, its dissolution or termination shall not be offset against claims of the Lender, irrespective of their legal nature or legal basis.

6.3 Costs and taxes
Both parties bear their own costs and taxes associated with this contract. All costs (including legal fees) incurred by the Lender in connection with the enforcement of its rights under this Agreement shall in any event be paid by the Lender.

6.4 Severability clause

Should any provision of this contract be or become invalid or void, this shall not affect the validity of the remaining provisions. In the case of invalidity or invalidity of a contractual provision, this shall be replaced by an effective one which comes closest to the economic purpose of the invalid or void provision. The same procedure is followed when a contractual gap becomes apparent.

6.5 Releases
Notices in accordance with this agreement must be sent by post or courier to the above addresses of the parties. Any change in the above addresses must be communicated to the other party in accordance with section 6.6.

6.6 Contract Amendment
The amendment, supplementation and amicable annulment of this contract (including this clause 6.7) requires the written form and signature of both parties to be valid.

7. APPLICABLE LAW / JURISDICTION
This loan agreement is subject to Swiss law. Place of jurisdiction is Stadt-Zürich, Switzerland.

Horgen December 22, 2018

____
Ralf Köhler
Shareholder

December 22, 2018

SwissLink Carrier AG

____

Dr Dinah Köhler
Member of the Board

CREDIT SUISSE (Schweiz) AG
CH 807? Z -•›z°.
Telefon 0800 88 88 71
credit-suisse.com
BIC CRESCHZZ80A

CßEDIT !fUISSE

IBAN	CH76 0483 51 15 9159 7100 O
Konto	Firmenkonto Business Easy
Lautend auf	SwissLink Carrier AG, Samstagern
Währung	CHF
Ihr Berater	Herr Frank Sklenak
Telefon	031 358 72 95

SwissLi nk Lerner Afo
Fälmsstasse S1
8833 Samstagern

19/2.20 b
Se›'e 1/ !

Gutschriftsanzeige

7ext	Valuta	Währung	Betrag
6u:scn vom19. 1 2.2018		CHF	**200' 000.00**
Toll	19.12.18	CHF	**200'000.00**

15596

AUfT raggeber	Ralf Koehler Neub ઢlveg s CI-1-89 i C Hergcn
Zahlungsgrund	GESELLSCHAFTERDARLEH« N